Exhibit 99.1

U.S. Physical Therapy Announces New Board Member

HOUSTON--(BUSINESS WIRE)--August 27, 2014--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today announced that Mr. Edward L. Kuntz has been elected to the Company’s Board of Directors expanding the size of the Board to 11 members.

Mr. Kuntz is the former Chairman and Chief Executive Officer of Kindred Healthcare (NYSE: KND), the largest diversified provider of post-acute care services in the United States. From 1999 through May 2014, he served as Chairman of the Board of Directors of Kindred and as Chief Executive Officer from 1999 to 2004. He also serves as a director of Rotech Healthcare and American Electric Technologies, Inc. (NADSAQ-CM: AETI). Mr. Kuntz is also an operating partner in Sentinel Capital Partners, a private equity firm.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 491 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502